Exhibit 10.9(iii)
AMENDED AND RESTATED
EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFITS AGREEMENT
     This Amended and Restated Executive Change in Control Severance Benefits Agreement (the “Agreement”) is entered into as of May 18, 2011 (the “Effective Date”), between Kaye Foster-Cheek (“Executive”) and Onyx Pharmaceuticals, Inc. (the “Company”) and amends and restates the prior Executive Change in Control Severance Benefits Agreement between the Company and Executive dated September 30, 2010 (the “Original Date”). This Agreement is intended to provide Executive with certain compensation and benefits in the event that Executive is subject to a qualifying termination of employment in connection with a Change in Control. Certain capitalized terms used in this Agreement are defined in Article 5.
     The Company and Executive hereby agree as follows:
ARTICLE 1
Scope of and Consideration for this Agreement
     1.1 The Company desires to continue to employ Executive in the position of SVP, Global Human Resources, and Executive wishes to continue to be employed by the Company in such position.
     1.2 The Company and Executive wish to clarify the compensation and benefits the Executive shall be eligible to receive upon a Covered Termination as well as the manner of compliance with, or exemption from, Code Section 409A and recent proposed health care regulations.
     1.3 The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive’s past services to the Company, Executive’s continued employment with the Company, and, with respect to the benefits described in Article 2, Executive’s execution of an effective Release in accordance with Section 3.1.
     1.4 This Agreement supersedes and replaces all prior agreements, plans, policies and understandings on the subjects contained herein, including, but not limited to all prior executive change in control severance benefits agreements (together, the “Prior Agreements”).
ARTICLE 2
Severance Benefits
     2.1 Severance Benefits. Upon a Covered Termination, and subject to the terms and conditions of this Agreement, Executive shall be entitled to receive the benefits set forth in this Article 2.

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     2.2 Cash Severance Benefits. The Company shall make a cash severance payment in a lump sum to Executive in an amount equal to the product of (i) Executive’s Base Salary, and (ii) the quotient obtained by dividing twenty-six (26) by twelve (12), less applicable tax withholdings. This lump sum will be paid on the sixtieth (60th) day following the date of the Covered Termination, but in no event later than as provided in Section 3.4 below.
     2.3 Health Continuation Coverage.
          (a) Provided that Executive is eligible for, and has made the necessary elections pursuant to COBRA under a health, dental, or vision plan sponsored by the Company, Executive shall be entitled to payment, as and when due to the COBRA carrier, by the Company in an amount equal to the monthly total of the applicable premiums (inclusive of premiums for Executive’s eligible dependents for such health, dental, or vision plan coverage as in effect immediately prior to the date of the Covered Termination) for such health, dental, or vision plan coverage, less applicable tax withholdings, until the earliest to occur of (i) eighteen (18) months after Executive’s termination date, (ii) the date Executive becomes eligible for coverage under a health, dental, or vision insurance plan of a subsequent employer and (iii) the date Executive or his dependents cease to be eligible for COBRA coverage. In no way limiting Section 3.5 below, these payments will be subject to any applicable tax withholdings (including tax withholdings necessary to ensure that the provision of this benefit is not deemed a discriminatory practice giving rise to penalties to the Company under applicable laws) and will be counted as coverage pursuant to COBRA to the maximum extent permitted under applicable law. Executive shall be required to notify the Company immediately if Executive becomes eligible for coverage under a health, dental, or vision insurance plan of a subsequent employer. Upon the conclusion of such period of insurance premium payments made by the Company, Executive will be responsible for the entire payment of such premiums required under COBRA for the remaining duration of the COBRA period, if any.
          (b) For purposes of this Section 2.3, (i) references to COBRA shall be deemed to refer also to analogous provisions of state law, and (ii) the amount of the payment from the Company shall not include any amounts payable by Executive under a Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive.
     2.4 Continued Life Insurance Benefit. Provided the Executive converts his coverage under the Company’s basic group life insurance policy into individual coverage, the Company shall pay, directly to the provider, as and when due, an amount equal to the same percentage of the cost of such premiums for such basic (but not supplemental) group life insurance coverage that the Company paid prior to the Covered Termination, less applicable tax withholdings, until the earliest to occur of (i) eighteen (18) months after Executive’s termination date, (ii) the date Executive becomes eligible for coverage under a group life insurance plan or policy of a subsequent employer and (iii) the date Executive ceases to be eligible for such conversion coverage. Executive shall be required to notify the Company in writing immediately if Executive becomes eligible for coverage by a life insurance plan or policy of a subsequent employer.
     2.5 Outplacement Assistance. On behalf of Executive, the Company shall reimburse Executive for reasonable outplacement services actually incurred for a period of one

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(1) year following a Covered Termination with an outplacement service provider selected by the Company; provided, however, that the total cost to the Company of such outplacement services shall not exceed twenty-five thousand dollars ($25,000), less applicable tax withholdings.
     2.6 Stock Awards. The stock awards granted to Executive prior to the Original Date were modified to contain, and stock awards granted to Executive on or after the Original Date do and/or shall contain, the following provisions:
          (a) Vesting and Exercisability. The vesting and exercisability of Executive’s then-outstanding stock awards shall be accelerated in full upon a Covered Termination.
          (b) Term. Executive shall have twelve (12) months following a Covered Termination in which to exercise any outstanding stock options, but in no event shall such period exceed the expiration of the term of the stock option as set forth in the stock option agreement, including any early termination required in connection with a Change in Control.
ARTICLE 3
Limitations and Conditions on Benefits
     3.1 Release Prior to Payment of Benefits. Upon the occurrence of a Covered Termination, and prior to the provision or payment of any benefits under this Agreement on account of such Covered Termination, Executive must execute a general waiver and release in substantially the form attached hereto and incorporated herein as Exhibit A, Exhibit B, or Exhibit C, as appropriate (each a “Release”), and such release must become effective in accordance with its terms and in all cases not later than the 60th day after the Covered Termination. The Company may modify the Release in its discretion to comply with changes in applicable law until the date of a Covered Termination. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s obligations under the Company’s standard form of proprietary information and inventions agreement. It is understood that, as specified in the applicable Release, Executive has a certain number of calendar days to consider whether to execute such Release. If Executive does not execute such Release within the applicable period, no benefits shall be provided or payable under this Agreement pursuant to a Covered Termination. It is further understood that if Executive is age 40 or older at the time of a Covered Termination, Executive may revoke the applicable Release within seven (7) calendar days after its execution. If Executive revokes such Release within such subsequent seven (7) day period, no benefits shall be provided or payable under this Agreement pursuant to such Covered Termination.
     3.2 Parachute Payments.
          (a) Parachute Payment Limitation. If any payment or benefit (including payments and benefits pursuant to this Agreement) Executive would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”),

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then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following two alternative forms of payment shall be paid to Executive: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). A Full Payment shall be made in the event that the quotient obtained by dividing (i) the excess of (a) the Full Payment, over (b) the Reduced Payment, by (ii) the Reduced Payment, is greater than ten percent (10%). A Reduced Payment shall be made in the event that the quotient obtained by dividing (i) the excess of (a) the Full Payment, over (b) the Reduced Payment, by (ii) the Reduced Payment, is less than or equal to ten percent (10%). If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. Within any such category of payments and benefits (that is, (1), (2), (3) or (4)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Internal Revenue Code Section 409A and then with respect to amounts that are. In the event that acceleration of compensation from a category of Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.
          (b) The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 3.2. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.
          (c) The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as reasonably requested by the Company or Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with documentation that no Excise Tax will be imposed with respect to such Payment. Any good-faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.
     3.3 Certain Reductions and Offsets. To the extent that any federal, state or local laws, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any other so-called “plant closing” laws, require the Company to give advance notice or make a payment of any kind to Executive because of Executive’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change

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in control, or any other similar event or reason, the benefits payable under this Agreement shall be correspondingly reduced. The benefits provided under this Agreement are intended to satisfy any and all statutory obligations that may arise out of Executive’s involuntary termination of employment for the foregoing reasons, and the parties shall construe and enforce the terms of this Agreement accordingly.
     3.4 Application of Section 409A. All payments provided under this Agreement are intended to constitute separate payments for purposes of Code Section 409A, including but not limited to Treasury Regulation Section 1.409A-2(b)(2).
          (a) The cash severance payment provided under Section 2.2 shall be paid no later than March 15th of the calendar year following the calendar year in which the Covered Termination occurs. It is the intention of the preceding sentence to apply the “short-term deferral rule” set forth in Treasury Regulation Section 1.409A-1(b)(4) to such payments. If it is determined that the cash severance payments do not satisfy the requirements for exemption under Treasury Regulation Section 1.409A-1(b)(4), such payments are intended to be compliant with Treasury Regulation Sections 1.409A-3(a) and will be construed as such, and paid not later than the later of (x) December 31st of the year of the Covered Termination and (y) the 15th day of the third calendar month following the date of the Covered Termination.
          (b) Amounts paid pursuant to Section 2.3 (that is, continued health insurance premiums) are intended to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(B) and to the extent not so exempt, that it is paid in compliance with Code Section 409A under Treasury Regulation Section 1.409A-3(i)(1)(iv), the provisions of which are expressly incorporated by reference herein.
          (c) The continued life insurance benefit provided under Section 2.4 is intended to be exempt from Code Section 409A under Treasury Regulation Section 1.409A-1(b)(9)(v)(C) and (D), and to the extent not so exempt, that it is paid in compliance with Code Section 409A under Treasury Regulation Section 1.409A-3(i)(1)(iv), the provisions of which are expressly incorporated by reference herein.
          (d) The outplacement assistance payments provided under Section 2.5 are intended to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(A) and to the extent not so exempt, that it is paid in compliance with Code Section 409A under Treasury Regulation Section 1.409A-3(i)(1)(iv), the provisions of which are expressly incorporated by reference herein (with the amount of expenses eligible for reimbursement in a given calendar month equal to the monthly pro-rata amount of the total allowance).
          (e) Payments pursuant to Section 2.6 are intended to be exempt from Code Section 409A pursuant to Treasury Regulation Sections 1.409A-1(b)(4), (5) and (6).
          (f) Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of his separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are

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deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s separation from service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Executive or the applicable benefit carrier, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.
     3.5 Tax Withholding. All payments under this Agreement shall be subject to applicable withholding for federal, state and local income and employment taxes. Executive authorizes withholding from payroll and any other amounts payable to Executive, and otherwise agrees to make adequate provision, for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company that arise in connection with the payments and benefits provided under this Agreement.
     3.6 Indebtedness of Executive. If Executive is indebted to the Company on the effective date of a Covered Termination, the Company reserves the right to offset any severance payments under this Agreement by the amount of such indebtedness.
ARTICLE 4
Other Rights and Benefits
     Nothing in the Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under other agreements with the Company. Except as otherwise expressly provided herein, amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Change in Control shall be payable in accordance with such plan, policy, practice or program.
ARTICLE 5
Definitions
     Unless otherwise provided, for purposes of the Agreement, the following definitions shall apply:
     5.1 “Base Salary” means the greater of (i) Executive’s annual base salary (excluding incentive pay, premium pay, commissions, relocation assistance or benefits, housing allowances, overtime, bonuses, and other forms of special or variable compensation) as in effect on the date of a Covered Termination, or (ii) Executive’s annual base salary (excluding incentive pay,

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premium pay, commissions, relocation assistance or benefits, housing allowances, overtime, bonuses, and other forms of special or variable compensation) as in effect on the date of a Change in Control.
     5.2 “Board” means the Board of Directors of the Company.
     5.3 “Change in Control” means one or more of the following events:
          (a) A consummated sale or other disposition of all or substantially all of the assets of the Company (other than a sale to an entity in which at least fifty percent (50%) of the combined voting power of the voting securities of such entity are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale).
          (b) Any person, entity or group (other than the Company, a subsidiary or affiliate of the Company, or a Company employee benefit plan, including any trustee of such plan acting as trustee) becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction.
          (c) A consummated merger, consolidation or similar transaction involving (directly or indirectly) the Company, immediately after the consummation of which, the stockholders immediately prior to the consummation of such transaction do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such transaction.
          Notwithstanding the foregoing, to the extent that the Company determines that any of the payments or benefits to Executive under this Agreement or otherwise that are payable in connection with a Change in Control constitute deferred compensation under Section 409A that may only be paid on a qualifying transaction (that is, the payments and benefits are not otherwise “exempt” under 409A), the foregoing definition of Change in Control shall apply only to the extent the transaction also meets the definition used for purposes of Treasury Regulation Section 1.409A-3(a)(5), that is, as defined under Treasury Regulation Section 1.409A-3(i)(5).
     5.4 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     5.5 “Code” means the Internal Revenue Code of 1986, as amended.
     5.6 “Company” means Onyx Pharmaceuticals, Inc. or, following a Change in Control, the surviving entity resulting from such transaction, or any subsequent surviving entity resulting from any subsequent Change in Control.
     5.7 “Constructive Termination” means a voluntary termination of employment by Executive resulting in a “separation from service” with the Company within the meaning of

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Treasury Regulation Section 1.409A-1(h) within a period of ninety (90) days after Executive provides written notice to the Company of the initial occurrence of one of the following actions taken without Executive’s written consent (which written notice must be provided within ninety (90) days after the initial occurrence of one of the following actions, and must reasonably specify the particulars of the action); provided, however, following the receipt of notice by the Company, the Company shall have a period of thirty (30) days during which to remedy the action giving rise to a Constructive Termination; provided, further, if such action is remedied by the Company during such period, Constructive Termination shall be deemed not to have occurred:
          (a) the assignment to Executive of duties or responsibilities that results in a material diminution in Executive’s function as in effect immediately prior to the effective date of the Change in Control; provided, however, that a change in Executive’s title or reporting relationships shall not constitute a Constructive Termination;
          (b) a material reduction in Executive’s Base Salary, unless the reduction is made pursuant to an across-the-board reduction of the base salaries of all executive officers of the Company of no more than ten percent (10%);
          (c) an adverse change in Executive’s business location that increases his or her one way commute by more than thirty-five (35) miles;
          (d) a material breach by the Company of any provision of this Agreement; or
          (e) any failure by the Company to obtain the assumption of the material terms of this Agreement by any successor or assign of the Company, such assumption to be effective no later than the effective date of a Change in Control.
     5.8 “Covered Termination” means an Involuntary Termination Without Cause or a Constructive Termination, either of which occurs within twenty-four (24) months following the effective date of a Change in Control.
     5.9 “Involuntary Termination Without Cause” means Executive’s dismissal or discharge for reasons other than Cause (and other than as a result of death or disability) resulting in a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h). For this purpose, “Cause” means that, in the reasonable determination of the Company, Executive (i) has committed an intentional act or acted with gross negligence that has materially injured the business of the Company; (ii) has intentionally refused or failed to follow lawful and reasonable directions of the Board or the appropriate individual to whom Executive reports; (iii) has willfully and habitually neglected Executive’s duties for the Company; or (iv) has been convicted of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company. Notwithstanding the foregoing, Cause shall not exist based on conduct described in clause (ii) or (iii) unless the conduct described in such clause has not been cured within fifteen (15) days following Executive’s receipt of written notice from the Company specifying the particulars of the conduct constituting Cause.

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ARTICLE 6
General Provisions
     6.1 Employment Status. This Agreement does not constitute a contract of employment or impose upon Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee or (iii) to change the Company’s policies regarding termination of employment.
     6.2 Notices. Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location or to Executive at Executive’s address as listed in the Company’s payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in the Company’s payroll records.
     6.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
     6.4 Waiver. If either party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
     6.5 Arbitration. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, including but not limited to statutory claims, shall be resolved solely and exclusively by final and binding arbitration held in San Francisco, California through JAMS, Inc. (“JAMS”) under the then-existing JAMS employment law arbitration rules. However, nothing in this Section 6.5 is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge, or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Each party in any such arbitration shall be responsible for its own attorneys’ fees, costs and necessary disbursement;

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provided, however, that in the event one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, it shall be entitled to recover reasonable attorneys’ fees, costs and necessary disbursements. Pursuant to California Civil Code Section 1717, each party warrants that it was represented by counsel in the negotiation and execution of this Agreement, including the attorneys’ fees provision herein.
     6.6 Complete Agreement. This Agreement, including Exhibit A, Exhibit B and Exhibit C, constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, wholly superseding all written and oral agreements with respect to payments and benefits to Executive in the event of employment termination. It is entered into without reliance on any promise or representation other than those expressly contained herein.
     6.7 Amendment or Termination of Agreement; Continuation of Agreement. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company (other than Executive) after such change or termination has been approved by the Board or duly authorized committee thereof. Unless so terminated, this Agreement shall continue in effect for as long as Executive continues to be employed by the Company or by any surviving entity following any Change in Control. In other words, if, following a Change in Control, Executive continues to be employed by the surviving entity without a Covered Termination and the surviving entity then undergoes a Change in Control, following which Executive is terminated by the subsequent surviving entity in a Covered Termination, then Executive shall receive the benefits described in Article 2 hereof.
     6.8 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile shall be deemed equivalent to originals.
     6.9 Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
     6.10 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, and the Company, and any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.
     6.11 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to such state’s conflict of laws rules.

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     6.12 Construction of Agreement. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.
     6.13 Loss of ISO Status. The Executive acknowledges and agrees that by virtue of entering into this Agreement, all stock options awarded to Executive prior to the Original Date and/or Effective Date of this Agreement and which are both (a) designated “Incentive Stock Options” and (b) “In the Money” by virtue of the fact that such options have an exercise price per share less than the fair market value of one share of the Company’s common stock as of the Original Date and/or Effective Date of this Agreement, may lose their status as tax favored incentive stock options. Executive further acknowledges and agrees that that upon exercise of such options, to the extent the options are not incentive stock options, Executive will have to make suitable arrangements with the Company to satisfy all applicable federal and state income and employment withholding taxes owing as a result of such exercise.
     6.14 Circular 230 Disclaimer. The following disclaimer is provided in accordance with the Internal Revenue Service’s Circular 230 (31 C.F.R. Part 10). Any tax advice contained in this Agreement is intended to be preliminary, for discussion purposes only, and not final. Any such advice is not intended to be used for marketing, promoting or recommending any transaction or for the use of any person in connection with the preparation of any tax return. Accordingly, this advice is not intended or written to be used, and it cannot be used, by any person for the purpose of avoiding tax penalties that may be imposed on such person.
     In Witness Whereof, the parties have executed this Agreement on the Effective Date written above.

Onyx Pharmaceuticals, Inc.		Executive

By: Name:	/s/ Suzanne M. Shema Suzanne M. Shema	/s/ Kaye Foster-Cheek Kaye Foster-Cheek
Title:	Senior Vice President, General Counsel
Exhibit A: Release (Individual Termination — Age 40 or Older)
Exhibit B: Release (Individual and Group Termination — Under Age 40)
Exhibit C: Release (Group Termination — Age 40 or Older)

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Exhibit A
RELEASE
(Individual Termination — Age 40 or Older)
     Certain capitalized terms used in this Release are defined in the Amended and Restated Executive Change in Control Severance Benefits Agreement (the “Agreement”) which I have executed and of which this Release is a part.
     I hereby acknowledge and reaffirm my continuing obligations under the Company’s proprietary information and inventions agreement that I signed in connection with my employment.
     I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims, including but not limited to my release of unknown and unsuspected claims.
     Except as otherwise set forth in this Release, in exchange for the benefits I will receive under the Agreement which I am not otherwise entitled to receive, and as required by the Agreement, I hereby generally and completely release, acquit and forever discharge the Company and its parent, subsidiary, and affiliated entities, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including but not limited to claims based on or arising from the Agreement); (d) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification

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agreement with the Company to which I am a party, the charter, bylaws, or under applicable law; (b) any rights which are not waivable as a matter of law; or (c) any claims for breach of the Agreement arising after the date that I sign the Release. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge, investigation, or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.
     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, that the consideration given for the Release is in addition to anything of value to which I was already entitled, and that I have been advised by this writing, as required by the ADEA, that: (a) my release of claims does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke it by providing written notice of my revocation to the Chairman of the Company’s Board of Directors; and (e) this Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (the “Effective Date”).
     I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.
     In addition to the above: (a) I agree not to disparage the Company or any of the other Released Parties in any manner likely to be harmful to its or their business, business reputations, or personal reputations; (b) I agree to return, no later than my employment termination date, all Company property, documents, information, and materials, including but not limited to any and all embodiments (e.g., notes, computer-recorded information) of the Company’s proprietary or confidential information (and all reproductions thereof, in whole or in part) in my possession or control; and (c) I will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company or its officers, directors, or affiliated entities, nor induce or encourage any person or entity to bring such claims; provided that it shall not violate this covenant if I testify truthfully when required to do so by a valid subpoena or under similar compulsion of law.

Executive

Date:

2.

Exhibit B
RELEASE
(Individual and Group Termination — Under Age 40)
     Certain capitalized terms used in this Release are defined in the Amended and Restated Executive Change in Control Severance Benefits Agreement (the “Agreement”) which I have executed and of which this Release is a part.
     I hereby acknowledge and reaffirm my continuing obligations under the Company’s proprietary information and inventions agreement that I signed in connection with my employment.
     I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims, including but not limited to my release of unknown and unsuspected claims.
     Except as otherwise set forth in this Release, in exchange for the benefits I will receive under the Agreement which I am not otherwise entitled to receive, and as required by the Agreement, I hereby generally and completely release, acquit and forever discharge the Company and its parent, subsidiary, and affiliated entities, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including but not limited to claims based on or arising from the Agreement); (d) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or under applicable law;

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(b) any rights which are not waivable as a matter of law; or (c) any claims for breach of the Agreement arising after the date that I sign the Release. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge, investigation or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.
     I acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing that: (a) my waiver and release do not apply to any rights or claims that may arise on or after the date I sign this Release; (b) I have the right to consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); and (C) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign this Release earlier). This Release will be effective as of the date that I sign and return it to the Company (the “Effective Date”).
     I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.
     In addition to the above: (a) I agree not to disparage the Company or any of the other Released Parties in any manner likely to be harmful to its or their business, business reputations, or personal reputations; (b) I agree to return, no later than my employment termination date, all Company property, documents, information, and materials, including but not limited to any and all embodiments (e.g., notes, computer-recorded information) of the Company’s proprietary or confidential information (and all reproductions thereof, in whole or in part) in my possession or control; and (c) I will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company or its officers, directors, or affiliated entities, nor induce or encourage any person or entity to bring such claims; provided that it shall not violate this covenant if I testify truthfully when required to do so by a valid subpoena or under similar compulsion of law.

Executive

Date:

2.

Exhibit C
RELEASE
(Group Termination — Age 40 or Older)
     Certain capitalized terms used in this Release are defined in the Amended and Restated Executive Change in Control Severance Benefits Agreement (the “Agreement”) which I have executed and of which this Release is a part.
     I hereby acknowledge and reaffirm my continuing obligations under the Company’s proprietary information and inventions agreement that I signed in connection with my employment.
     I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims, including but not limited to my release of unknown and unsuspected claims.
     Except as otherwise set forth in this Release, in exchange for the benefits I will receive under the Agreement which I am not otherwise entitled to receive, and as required by the Agreement, I hereby generally and completely release, acquit and forever discharge the Company and its parent, subsidiary, and affiliated entities, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including but not limited to claims based on or arising from the Agreement); (d) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification

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agreement with the Company to which I am a party, the charter, bylaws, or under applicable law; (b) any rights which are not waivable as a matter of law; or (c) any claims for breach of the Agreement arising after the date that I sign the Release. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge, investigation, or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.
     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, that the consideration given for the Release is in addition to anything of value to which I was already entitled, and that I have been advised by this writing, as required by the ADEA, that: (a) my release of claims does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have forty-five (45) days to consider this Release (although I may choose voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke it by providing written notice of my revocation to the Chairman of the Company’s Board of Directors; and (e) this Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (the “Effective Date”).
     In addition, I acknowledge that I have received with this Release a written disclosure as required under Title 29 U.S. Code Section 626(f)(1)(H)), which includes information concerning the job titles and ages of all employees who were terminated as part of this group termination, the criteria used by the Company in selecting employees for the group termination, and the job titles and ages of all employees of the Company in the same job classification or organizational unit who were not terminated as part of this group termination.
     I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

2.

     In addition to the above: (a) I agree not to disparage the Company or any of the other Released Parties in any manner likely to be harmful to its or their business, business reputations, or personal reputations; (b) I agree to return, no later than my employment termination date, all Company property, documents, information, and materials, including but not limited to any and all embodiments (e.g., notes, computer-recorded information) of the Company’s proprietary or confidential information (and all reproductions thereof, in whole or in part) in my possession or control; and (c) I will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company or its officers, directors, or affiliated entities, nor induce or encourage any person or entity to bring such claims; provided that it shall not violate this covenant if I testify truthfully when required to do so by a valid subpoena or under similar compulsion of law.

Executive

Date:

3.